Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
SECOND QUARTER RESULTS FOR 2022

•	Net income of $1.2 million for the six month period ended June 30, 2022
•	Operating income of $4.4 million for the six month period ended June 30, 2022
•	Insurance premiums increased $3.1 million, or 9.5%, within the property and casualty operations for the six month period ended June 30, 2022

ATLANTA, Georgia, August 12, 2022 - Atlantic American Corporation (Nasdaq- AAME) today reported net loss for the three month period ended June 30, 2022 of $1.7 million, or $0.09 per diluted share, as compared to net income of $3.0 million, or $0.14 per diluted share, for the comparable period in 2021.  For the six month period ended June 30, 2022, the Company reported net income of $1.2 million, or $0.05 per diluted share, as compared to net income of $2.5 million, or $0.11 per diluted share, for the comparable period in 2021.  The decrease in net income for the three month and six month periods ended June 30, 2022 was primarily attributable to fluctuations in market values of equity securities, resulting in a decrease in unrealized gains of $8.9 million and $7.4 million, respectively, over the comparable periods in 2021.

Operating income (as defined below) increased $3.1 million in the three month period ended June 30, 2022 from the three month period ended June 30, 2021.  For the six month period ended June 30, 2022, operating income increased $6.1 million from the comparable period in 2021.  The increase in operating income was primarily due to favorable loss experience in the life and health operations, resulting from an improvement in rate adequacy in the Medicare supplement line of business coupled with an increase in earned premium within the group lines of business.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are delighted to report the marked improvement in operating income for both the quarter and year to date.  Following a number of strategic rate adjustments within our Medicare supplement business, we are beginning to see meaningful improvements in the profitability of that line.  Our voluntary benefits division continues to gain ground in the marketplace and we’ve reached a new record in insurance premiums within our property and casualty operations.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company and Bankers Fidelity Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment (gains) losses, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those detailed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited; In thousands, except per share data)	2022	2021	2022	2021
Insurance premiums
Life and health	$28,296	$28,771	$58,034	$58,246
Property and casualty	18,769	16,362	36,112	32,977
Insurance premiums, net	47,065	45,133	94,146	91,223

Net investment income	2,529	2,266	4,869	4,379
Realized investment gains (losses), net	(62)	50	(72)	171
Unrealized gains (losses) on equity securities, net	(4,866)	4,003	(2,673)	4,747
Other income	3	5	7	12

Total revenue	44,669	51,457	96,277	100,532

Insurance benefits and losses incurred
Life and health	18,713	21,546	39,404	43,069
Property and casualty	14,040	10,157	24,518	21,906
Commissions and underwriting expenses	10,215	12,179	23,051	24,743
Interest expense	414	347	768	693
Other expense	3,402	3,474	6,855	6,914

Total benefits and expenses	46,784	47,703	94,596	97,325

Income (loss) before income taxes	(2,115)	3,754	1,681	3,207
Income tax expense (benefit)	(436)	792	518	676

Net income (loss)	$(1,679)	$2,962	$1,163	$2,531

Earnings (loss) per common share (basic)	$(0.09)	$0.14	$0.05	$0.11
Earnings (loss) per common share (diluted)	$(0.09)	$0.14	$0.05	$0.11

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$(1,679)	$2,962	$1,163	$2,531
Income tax expense (benefit)	(436)	792	518	676
Realized investment (gains) losses, net	62	(50)	72	(171)
Unrealized (gains) losses on equity securities, net	4,866	(4,003)	2,673	(4,747)

Non-GAAP Operating income (loss)	$2,813	$(299)	$4,426	$(1,711)

Selected Balance Sheet Data	June 30, 2022	December 31, 2021

Total cash and investments	$259,845	$308,195
Insurance subsidiaries	254,032	302,302
Parent and other	5,813	5,893
Total assets	379,274	402,286
Insurance reserves and policyholder funds	211,874	201,797
Debt	34,738	33,738
Total shareholders' equity	109,101	141,286
Book value per common share	5.08	6.66
Statutory capital and surplus
Life and health	35,946	38,625
Property and casualty	52,534	52,724